Exhibit 99.1

Vertical Data Launches Vertical Edge, a North American Edge Data Center Platform

Equity Ownership Across North American Data Centers Advances Vertical Data’s Fully Integrated AI Infrastructure Platform

LAS VEGAS, NV / ACCESS Newswire / June 1, 2026 / Vertical Data Inc. (OTCQB:VDTA) (“Vertical Data” or the “Company”), operator of VerticalData.io and GPUfinancing.com, today announced the launch of Vertical Edge, an edge data center platform through which the Company will hold direct equity ownership in the data center assets it sources, develops, leases and manages across North America.

The launch and implementation of Vertical Edge marks the completion of a three-platform model by Vertical Data that integrates owned data center infrastructure alongside its existing operating businesses. VerticalData.io is the Company’s enterprise GPU provisioning and managed infrastructure business. GPUfinancing.com is its structured GPU financing platform. Vertical Edge is the data center ownership platform. Together, these three platforms will seamlessly deliver GPU hardware, financing and the physical facilities to house them under one company.

A Platform Built Around Ownership

Vertical Edge is developing a network of edge data centers near major North American metropolitan areas, targeting sites with existing power agreements and a clear path to revenue within 12 to 24 months. The platform intends to pursue retrofits, new builds and acquisitions, with an active pipeline of sites under evaluation across multiple markets.

The Company’s first Vertical Edge project is in active development, with additional sites in the pipeline at varying stages of evaluation and negotiation. Site selection criteria prioritize power availability, proximity to enterprise demand centers and speed to deployment. These are the factors that differentiate edge facilities from large-scale hyperscale campuses and positions Vertical Edge to serve the growing segment of AI and enterprise workloads that require low-latency, regionally distributed compute.

The Strategic Logic: Owning What You Build

Through VerticalData.io, we believe the Company has built a proven capability in GPU provisioning and managed infrastructure services for enterprises, financial institutions and government customers. Through GPUfinancing.com, the Company has developed structured financing products purpose-built for GPU deployments, enabling customers to acquire and scale compute infrastructure without large upfront capital commitments.

Vertical Edge closes the loop. By owning the data center facilities that house the GPU infrastructure it provisions and finances, we believe that Vertical Data will position itself to capture asset value across the full infrastructure stack rather than generating fees alone. Existing GPUfinancing.com customers and VerticalData.io enterprise customers are expected to be natural candidates for capacity within Vertical Edge facilities, creating a built-in demand channel that strengthens the economics of each new site.

This integrated model across hardware, financing, and owned facilities positions Vertical Data as a differentiated platform in the AI infrastructure market, where most participants operate in only one layer of the stack.

“The launch of Vertical Edge is the natural next step in building Vertical Data into a fully integrated AI infrastructure platform,” said Deven Soni, CEO of Vertical Data. “We provision GPUs through VerticalData.io. We finance them through GPUfinancing.com. Now, with Vertical Edge, we will own the facilities that house them. We expect that integration will create a durable competitive advantage. Our financing customers need a place to land their hardware, and our data center customers need GPU supply and financing. We built the platform to serve both. We have an active pipeline of sites under evaluation and intend to expand Vertical Edge as a recognized edge data center network across North America.”

Vertical Edge’s site selection and network strategy are central to the platform’s differentiation. The Company evaluates fiber routing, interconnection density and proximity to enterprise demand as core criteria for each new site, in addition to power and physical capacity.

“Edge computing performance depends on network design as much as physical capacity,” said Dave Crowley, Network and Site Evaluation. “At Vertical Edge, we are selecting sites with direct access to major fiber routes, carrier-neutral interconnection points and dark fiber connectivity. Combined with direct ownership of the underlying data center assets, this approach is designed to support the latency and throughput requirements of AI and real-time enterprise workloads.”

About Vertical Data Inc.

Vertical Data Inc. is an AI infrastructure platform focused on the development and operation of high-density data centers and the financing and deployment of GPU-based compute infrastructure. The Company integrates hardware procurement, structured financing, managed services, and data center ownership to support large-scale AI deployments for enterprises, financial institutions, and government customers. Vertical Data’s strategy is to use financing as a catalyst to originate deployments while building long-term asset value through owned infrastructure. For more information, https://verticaldata.io/investor-relations/

Investor Relations Contact:

Meyling Castillo Rios

Vertical Data Inc.

Email: meyling@verticaldata.io

Website: verticaldata.io/investor-relations

Forward-Looking Statements

This press release contains statements that constitute forward-looking statements within the meaning of applicable securities laws. Many of the forward-looking statements contained in this press release can be identified by the use of forward-looking words such as “anticipate,” “believe,” “could,” “expect,” “should,” “plan,” “intend,” “may,” “predict,” “continue,” “estimate” and “potential,” or the negative of these terms or other similar expressions. Forward-looking statements appear in a number of places in this press release and include, but are not limited to, statements regarding Vertical Data’s intent to target data center sites with existing power agreements and a clear path to revenue within 12 to 24 months of investment, the Company’s first Vertical Edge project is in active development, with additional sites in the pipeline at varying stages of evaluation and negotiation and the Company intends to expand Vertical Edge as a recognized edge data center network across North America. These statements are based on current assumptions and expectations and involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied. Such risks include, but are not limited to, market conditions, availability of capital, the option to expand capacity within the same facility, execution risks, the Company’s ability to execute scalable GPU infrastructure agreements, AI compute continues to accelerate and other factors beyond the Company’s control. These risks should not be construed as exhaustive and should be read together with the other cautionary statements included in our Annual Report on Form 10-K for the year ended September 30, 2025, our Quarterly Reports on Form 10-Q for the quarters ended December 31, 2025 and March 31, 2026, as well as subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC. Any forward-looking statement speaks only as of the date on which it was initially made. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise, unless required by law.

SOURCE: Vertical Data Inc.